As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-287104

Registration No. 333-238955

Registration No. 333-225787

Registration No. 333-221535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

Registration Statement No. 333-287104

Registration Statement No. 333-238955

Registration Statement No. 333-225787

Registration Statement No. 333-221535

UNDER

THE SECURITIES ACT OF 1933

CIDARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1537286
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly E.W. Grez

Secretary

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Saee Muzumdar

Sebastian L. Fain

Gibson, Dunn & Crutcher LLP

200 Park Avenue New York, NY 10166

(212) 351-4035

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration No. 333-287104, filed on May 8, 2025 and declared effective on May 15, 2025, registering the offer and sale of the Company’s (i) common stock, preferred stock, debt securities and warrants up to a maximum aggregate offering price of $500,000,000 and (ii) common stock up to a maximum aggregate offering price of $150,000,000 under an Open Market Sale AgreementSM with Jefferies LLC.

•

Registration No.  333-238955, filed on June 5, 2020, as amended on June 11, 2020 and declared effective on June 16, 2020, registering the offer and sale of up to 4,781,408 shares of the Company’s common stock by a certain selling stockholder.

•

Registration No.  333-225787, filed on June 21, 2018 and declared effective on July 5, 2018, registering the offer and sale of up to 12,499,997 shares of the Company’s common stock by certain selling stockholders.

•

Registration No.  333-221535, filed on November 13, 2017 and declared effective on November 27, 2017, registering the offer and sale of up to 3,360,000 shares of the Company’s common stock by certain selling stockholders.

Pursuant to the Agreement and Plan of Merger, dated as of November 13, 2025 (the “Merger Agreement”), by and among the Company, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”) and Caymus Purchaser, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, in the State of New Jersey, on this 7th day of January, 2026.

CIDARA THERAPEUTICS, INC. (REGISTRANT)

By:	/s/ Kelly E.W. Grez
Name:	Kelly E.W. Grez
Title:	Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.